Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Second Quarter 2021 Results

Improving Business Environment and Low Cost Model Helped Drive 6% Increase YOY in Revenue and Strong Overall Results

Continued Progress on Previously Announced Spin Transaction

Modified Plan for Separation to Include Spin-off of Consumer Business as Opposed to Previously Announced Spin-off of B2B Businesses

Positioned to Capture Demand During Upcoming Back-to-School Season

Repurchased Shares Under Previously Announced Stock Repurchase Authorization

Boca Raton, Fla., August 4, 2021 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the second quarter ended June 26, 2021.

Consolidated (in millions, except per share amounts)	2Q21	2Q20	YTD21	YTD20
Sales	$2,286	$2,158	$4,652	$4,883
Sales change from prior year period	6%		(5)%
Operating loss	$(78)	$(456)	$(22)	$(376)
Adjusted operating income (1)	$44	$10	$135	$119
Net loss	$(88)	$(439)	$(35)	$(394)
Diluted loss per share	$(1.62)	$(8.19)	$(0.65)	$(7.31)
Adjusted net income (loss) (1)	$28	$(4)	$96	$62
Adjusted earnings (loss) per share (most dilutive) (1)	$0.51	$(0.07)	$1.71	$1.15
Adjusted EBITDA (1)	$93	$59	$231	$216
Operating Cash Flow	$(11)	$(8)	$75	$180
Free Cash Flow (2)	$(27)	$(23)	$46	$140
Adjusted Free Cash Flow (3)	$(13)	$(7)	$66	$166

Second Quarter 2021 Summary(1)(3)

•	Total reported sales of $2.3 billion, up 6% versus last year
•

GAAP operating loss includes charges of $122 million, including $114 million of non-cash asset impairment charges related to goodwill and intangibles at CompuCom, largely related to the continued effects of the COVID-19 pandemic on current business conditions, which led to a GAAP operating loss of $78 million and a net loss of $88 million, or $(1.62) per share, compared to an operating loss of $456 million and a net loss of $439 million, or $(8.19) per share, in the prior year.

•	Adjusted operating income of $44 million, up from $10 million in the second quarter of 2020; and adjusted EBITDA of $93 million, up from $59 million in the second quarter of 2020
•	Adjusted net income of $28 million, or adjusted diluted earnings per share of $0.51, versus adjusted net loss of $4 million or $(0.07), respectively in the prior year
•	Operating cash flow of $(11) million and adjusted free cash flow of $(13) million, versus $(8) million and $(7) million, respectively in the prior year
•	$1.7 billion of total available liquidity including $691 million in cash and cash equivalents

“Our success in delivering improved results this quarter reflects the meaningful progress we’ve made on all of our initiatives to unlock shareholder value,” said Gerry Smith, chief executive officer of The ODP Corporation. “Simultaneously, demand for our core products and services grew in the quarter as customers and more businesses and schools returned to work and to in-class learning.”

“These factors helped drive continued strong results in our Retail Division, which serves as the “home office and school supply headquarters” choice for customers, and improving performance in our Business Solutions Division (BSD). Combined with our low cost model approach, we delivered a 6% increase in revenue and more than tripled our adjusted operating income compared to last year, putting us in a position of strength as we enter the second half of 2021.”

“We also continued to advance our digital platform business, adding key new team members and making progress on our technology platform development. We have attracted industry-leading talent and are building out the capabilities of our new platform, placing us in an excellent position to drive future value in the large and growing business commerce market.”

“Finally, we’re also moving forward with our plans to separate ODP into two, highly-focused, pure-play companies. The improving market dynamics continue to reflect the growth opportunities for both businesses, and we remain excited about their future prospects. We have modified our plan for the separation, and we remain on-track with our initiatives to complete this transformation in the first half of 2022.”

“This is an exciting time for all of our stakeholders as we strengthen our foundation to create greater value in the future. Our entire team is confident, energized, and committed to capturing the numerous opportunities ahead,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2021 were $2.3 billion, an increase of 6% compared to the second quarter of 2020. The year-over-year increase in revenue was partially driven by stronger business activity as the public sector returned to work and schools began to return to in-class learning. Product sales in the second quarter were up 6% relative to the prior year period, driven by stronger demand for core supply product categories, workspaces and technology. Service revenue in the first quarter was up 8%, largely related to stronger demand for managed print and fulfilment, as well as copy and print services in both BSD and Retail Divisions.

Sales Breakdown (in millions)	2Q21	2Q20	YTD21	YTD20
Product sales	$1,961	$1,857	$4,012	$4,194
Product sales change from prior year	6%		(4)%
Service revenues	$325	$301	$640	$689
Service revenues change from prior year	8%		(7)%
Total sales	$2,286	$2,158	$4,652	$4,883

The Company reported operating loss of $78 million in the second quarter of 2021, compared to operating loss of $456 million in the prior year period. GAAP operating results in the second quarter included $122 million of charges including $115 million of non-cash asset impairment charges, and $7 million in net merger, restructuring and other operating costs. Asset impairment charges of $115 million in the second quarter of 2021 included $114 million related to impairment of goodwill and other intangible assets at CompuCom, largely related to the macroeconomic effects of COVID-19 on current business conditions. Net merger, restructuring and other operating costs of $7 million were primarily associated with the planned separation of B2B operations. Net loss was $88 million, or $(1.62) per diluted share in the second quarter of 2021, compared to net loss of $439 million, or $(8.19) per diluted share in the second quarter of 2020.

Adjusted (non-GAAP) Results (1)(2)

Adjusted results for the second quarter of 2021 exclude charges and credits totaling $122 million as described above and the tax impacts associated with the above items.

•

Second quarter of 2021 adjusted EBITDA was $93 million compared to $59 million in the prior year period. This included adjusted depreciation and amortization(4) of $43 million and $47 million in the second quarters of 2021 and 2020, respectively

•	Second quarter 2021 adjusted operating income was $44 million compared to $10 million in the second quarter of 2020
•	Second quarter 2021 adjusted net income was $28 million, or $0.51 per diluted share, compared to adjusted net loss of $4 million, or $(0.07) per diluted share, in the second quarter of 2020

Second Quarter Division Results

Business Solutions Division (BSD)

•

Reported sales were $1.1 billion in the second quarter of 2021, up 12% compared to the same period last year. Stronger demand from B2B customers, including those in the public and education sector, positively impacted sales results as these customers continue to recover from conditions related to the pandemic

•	Revenue performance was driven by an increase in sales through the Company’s B2B contract channel, partially offset by lower sales in its eCommerce channel
•	BSD generated stronger year-over-year demand for core supply products and services; adjacency categories remained at 44% of BSD sales, flat to the first quarter of 2021
•	Operating income was $31 million in the second quarter of 2021 compared to $13 million in the prior year period

Retail Division

•

Reported sales were $914 million in the second quarter of 2021, flat with the prior year period despite 169 fewer retail outlets at the end of the second quarter, as compared to the prior year, due to planned closures of underperforming stores. The Company closed 55 stores in the quarter and had 1,091 stores at quarter end

•

Retail drove strong year-over-year demand in core supply categories, workspaces and technology products. Increased store traffic, sales per shopper, and conversion rates all contributed to strong sales in the quarter

•	Operating income was $44 million in the second quarter of 2021, up 144% over the same period last year, representing a 290 basis point margin improvement

CompuCom Division

•	Reported sales were $222 million in the second quarter of 2021, up 4% compared to the prior year period. Stronger product sales contributed to the year-over-year revenue performance
•	CompuCom reported $3 million operating income in the second quarter of 2021, compared to $4 million operating income in the prior year period

Digital Transformation Progress

As a primary component of its strategy to drive growth in higher value industry segments, the Company continued to make progress on its digital transformation initiatives during the quarter. These accomplishments included adding key personnel, continuing to integrate and bring the capabilities of its leading P2P software platform, BuyerQuest, to customers, and making progress on its technology development with collaboration partners. The Company is also advancing its collaboration with Microsoft and remains on-track to bring BuyerQuest’s value proposition to Microsoft’s Business Central customers in the future.

Update on Spin-Off Progress and Modified Plan for Separation

The Company continues to execute upon its plans to separate ODP into two, independent, publicly-traded companies, and made solid progress in all areas of the separation including operating mechanics, supply chain dynamics, IT support, and on the anticipated market-based commercial agreements between the companies.

Recognizing the flexibility provided by the Company’s reorganization into a holding company structure in 2020, the Company has modified its plan for the separation to be structured as a tax-free spin-off of the Company’s consumer business, with the Company retaining its B2B related operations, as further described below. The Company believes that this modified approach will be more efficient considering that it is expected that the majority of the Company’s current management team and Directors will remain with the B2B business, which will continue to operate under the name “The ODP Corporation.” Each company is expected to have a unique and highly focused strategy and investment profile, as follows:

•

ODP – a leading B2B solutions provider serving small, medium and enterprise level companies, mainly consisting of the contract sales channel of the Business Solutions Division, which includes operations in Canada and the independent regional office supply distribution businesses within the U.S. that the Company has been acquiring since 2017. ODP will also own the newly formed B2B digital platform technology business, including BuyerQuest, as well as the Company’s global sourcing office, and its other sourcing, supply chain and logistics assets; and

•

Office Depot (“NewCo”) – an Office Depot branded leading provider of retail consumer and small business products and services distributed via approximately 1,100 Office Depot and OfficeMax retail locations and an eCommerce presence, officedepot.com.

The separation is expected to allow ODP and Office Depot to pursue unique market opportunities and growth strategies, improving the value for shareholders and stakeholders. While ODP and Office Depot will be separate, independent companies, it is anticipated that they will share commercial agreements to allow them to continue to leverage scale benefits in such areas as product sourcing and supply chain. The expected timing remains the same as previously announced, with completion by the first half of 2022.

Balance Sheet and Cash Flow

As of June 26, 2021, ODP had total available liquidity of approximately $1.7 billion, consisting of $691 million in cash and cash equivalents and $997 million of available credit under the Third Amended Credit Agreement. Total debt was $359 million.

For the second quarter of 2021, cash used in operating activities was $11 million, which included $14 million in restructuring costs, compared to cash used in operating activities of $8 million in the second quarter of the prior year, which included $4 million in acquisition and integration-related costs and $16 million in restructuring costs.

Capital expenditures in the quarter were $16 million versus $15 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program in the quarter were $11 million and $3 million, respectively. Accordingly, Adjusted Free Cash Flow was $(13) million in the second quarter of 2021(3).

As part of the ongoing commitment and support of its strategic initiatives, the Company repurchased $46 million in stock of the Company, retiring over 1 million shares of its stock during the quarter, and through July 2021, repurchased 1.5 million shares for an average cost of $45.38 per share.

(1)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(2)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,100 stores. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2021 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve its strategic plans, including the proposed separation of its consumer business and the planned sale of CompuCom, and the high costs in connection with these transactions may not be recouped if these transactions are not consummated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 26,	June 27,	June 26,	June 27,
	2021	2020	2021	2020
Sales:
Products	$1,961	$1,857	$4,012	$4,194
Services	325	301	640	689
Total sales	2,286	2,158	4,652	4,883
Cost of goods sold and occupancy costs:
Products	1,590	1,531	3,199	3,358
Services	224	211	447	479
Total cost of goods sold and occupancy costs	1,814	1,742	3,646	3,837
Gross profit	472	416	1,006	1,046
Selling, general and administrative expenses	428	406	880	928
Asset impairments	115	401	127	413
Merger, restructuring and other operating expenses, net	7	65	21	81
Operating loss	(78)	(456)	(22)	(376)
Other income (expense):
Interest income	—	—	—	3
Interest expense	(6)	(11)	(14)	(29)
Loss on extinguishment and modification of debt	—	(12)	—	(12)
Other income, net	5	4	16	5
Loss before income taxes	(79)	(475)	(20)	(409)
Income tax expense (benefit)	9	(36)	15	(15)
Net loss	$(88)	$(439)	$(35)	$(394)
Loss per share
Basic	$(1.62)	$(8.34)	$(0.65)	$(7.46)
Diluted	$(1.62)	$(8.19)	$(0.65)	$(7.31)

THE ODP CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	June 26,	December 26,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$691	$729
Receivables, net	681	631
Inventories	957	930
Prepaid expenses and other current assets	82	65
Total current assets	2,411	2,355
Property and equipment, net	533	576
Operating lease right-of-use assets	1,053	1,170
Goodwill	575	609
Other intangible assets, net	341	357
Deferred income taxes	151	162
Other assets	314	329
Total assets	$5,378	$5,558
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$979	$919
Accrued expenses and other current liabilities	1,089	1,138
Income taxes payable	10	12
Short-term borrowings and current maturities of long-term debt	22	24
Total current liabilities	2,100	2,093
Deferred income taxes and other long-term liabilities	193	197
Pension and postretirement obligations, net	38	43
Long-term debt, net of current maturities	337	354
Operating lease liabilities	869	991
Total liabilities	3,537	3,678
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 64,623,396 at June 26, 2021 and 62,551,255 at December 26, 2020; outstanding shares — 53,747,179 at June 26, 2021 and 52,694,062 at December 26, 2020	1	1
Additional paid-in capital	2,707	2,675
Accumulated other comprehensive loss	(22)	(32)
Accumulated deficit	(444)	(409)
Treasury stock, at cost — 10,876,217 shares at June 26, 2021 and 9,857,193 shares at December 26, 2020	(401)	(355)
Total stockholders’ equity	1,841	1,880
Total liabilities and stockholders’ equity	$5,378	$5,558

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 26,	June 27,
	2021	2020
Cash flows from operating activities:
Net loss	$(35)	$(394)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	89	97
Charges for losses on receivables and inventories	10	16
Asset impairments	127	413
(Gain) loss on disposition of assets, net	(3)	5
Loss on extinguishment and modification of debt	—	12
Compensation expense for share-based payments	20	16
Deferred income taxes and deferred tax asset valuation allowances	6	(3)
Changes in working capital and other operating activities	(139)	18
Net cash provided by operating activities	75	180
Cash flows from investing activities:
Capital expenditures	(29)	(40)
Businesses acquired, net of cash acquired	(28)	(18)
Proceeds from collection of notes receivable	—	818
Proceeds from disposition of assets	3	1
Settlement of company-owned life insurance policies	21	1
Net cash provided by (used in) investing activities	(33)	762
Cash flows from financing activities:
Net payments on long and short-term borrowings	(13)	(30)
Debt retirement	—	(1,187)
Debt issuance	—	400
Cash dividends on common stock	—	(13)
Share purchases for taxes, net of proceeds from employee share-based transactions	(23)	(5)
Repurchase of common stock for treasury	(46)	(30)
Other financing activities	(1)	(7)
Net cash used in financing activities	(83)	(872)
Effect of exchange rate changes on cash and cash equivalents	3	(6)
Net increase (decrease) in cash and cash equivalents	(38)	64
Cash, cash equivalents and restricted cash at beginning of period	729	700
Cash, cash equivalents and restricted cash at end of period	$691	$764
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new finance lease liabilities	$2	$3
Right-of-use assets obtained in exchange for new operating lease liabilities	39	63
Business acquired in exchange for common stock issuance	35	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

Business Solutions Division (in millions)	2Q21	2Q20	YTD21	YTD20
Sales	$1,146	$1,024	$2,274	$2,358
Sales change from prior year	12%		(4)%
Division operating income	$31	$13	$48	$53
Division operating income margin	2.7%	1.3%	2.1%	2.2%

Retail Division (in millions)	2Q21	2Q20	YTD21	YTD20
Sales	$914	$912	$1,953	$2,069
Sales change from prior year	0%		(6)%
Division operating income	$44	$18	$145	$106
Division operating income margin	4.8%	2.0%	7.4%	5.1%

CompuCom Division (in millions)	2Q21	2Q20	YTD21	YTD20
Sales	$222	$214	$418	$450
Sales change from prior year	4%		(7)%
Division operating income	$3	$4	$2	$7
Division operating income margin	1.4%	1.9%	0.5%	1.6%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring Plan and its Business Acceleration Program.

(In millions, except per share amounts)

Q2 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$115	5.0%	$115	$—		—%
Merger, restructuring and other operating expenses, net	$7	0.3%	$7	$—		—%
Operating income (loss)	$(78)	(3.4)%	$(122)	$44	(6)	1.9%
Income tax expense	$9	0.4%	$(5)	$14	(8)	0.6%
Net income (loss)	$(88)	(3.8)%	$(117)	$28	(9)	1.2%
Earnings (loss) per share (most dilutive)	$(1.62)		$(2.13)	$0.51	(9)
Depreciation and amortization	$43	1.9%	$—	$43	(10)	1.9%

Q2 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$401	18.6%	$401	$—		—%
Merger, restructuring and other operating expenses, net	$65	3.0%	$65	$—		—%
Operating income (loss)	$(456)	(21.1)%	$(466)	$10	(6)	0.5%
Loss on extinguishment and modification of debt	$(12)	(0.6)%	$(12)	$—		—%
Other income, net	$4	0.2%	$2	$2	(7)	0.1%
Income tax expense (benefit)	$(36)	(1.7)%	$(41)	$5	(8)	0.2%
Net loss	$(439)	(20.3)%	$(435)	$(4)	(9)	(0.2)%
Loss per share (most dilutive)	$(8.19)		$(8.12)	$(0.07)	(9)
Depreciation and amortization	$48	2.2%	$1	$47	(10)	2.2%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$880	18.9%	$10	$870	(5)	18.7%
Assets impairments	$127	2.7%	$127	$—		—%
Merger, restructuring and other operating expenses, net	$21	0.5%	$21	$—		—%
Operating income (loss)	$(22)	(0.5)%	$(158)	$135	(6)	2.9%
Other income, net	$16	0.3%	$7	$9	(7)	0.2%
Income tax expense	$15	0.3%	$(19)	$34	(8)	0.7%
Net income (loss)	$(35)	(0.8)%	$(132)	$96	(9)	2.1%
Earnings (loss) per share (most dilutive)	$(0.65)		$(2.36)	$1.71	(9)
Depreciation and amortization	$89	1.9%	$2	$87	(10)	1.9%

YTD 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$413	8.5%	$413	$—		—%
Merger, restructuring and other operating expenses, net	$81	1.7%	$81	$—		—%
Operating income (loss)	$(376)	(7.7)%	$(494)	$119	(6)	2.4%
Loss on extinguishment and modification of debt	$(12)	(0.2)%	$(12)	$—		—%
Other income, net	$5	0.1%	$2	$3	(7)	0.1%
Income tax expense (benefit)	$(15)	(0.3)%	$(48)	$33	(8)	0.7%
Net income (loss)	$(394)	(8.1)%	$(456)	$62	(9)	1.3%
Earnings (loss) per share (most dilutive)	$(7.31)		$(8.46)	$1.15	(9)
Depreciation and amortization	$97	2.0%	$2	$95	(10)	1.9%

	13 Weeks Ended		26 Weeks Ended
	June 26,	June 27,	June 26,	June 27,
Adjusted EBITDA:	2021	2020	2021	2020
Net loss	$(88)	$(439)	$(35)	$(394)
Income tax expense (benefit)	9	(36)	15	(15)
Loss before income taxes	(79)	(475)	(20)	(409)
Add (subtract)
Interest income	—	—	—	(3)
Interest expense	6	11	14	29
Adjusted depreciation and amortization (10)	43	47	87	95
Charges and credits, pretax (11)	122	476	151	504
Adjusted EBITDA	$93	$59	$231	$216

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(5)	Adjusted selling, general and administrative expenses for the first half of 2021 exclude charges for CompuCom’s malware incident related costs of $10 million.
(6)

Adjusted operating income (loss) for all periods presented herein exclude merger, restructuring and other operating expenses, net, asset impairments (if any) and CompuCom’s malware incident related costs (if any).

(7)

Adjusted other income, net for the first half of 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million. Adjusted other income, net for the second quarter and first half of 2020 both exclude credits for Indemnification asset adjustments of $2 million.

(8)	Adjusted income tax expense (benefit) for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(9)

Adjusted net income (loss) and adjusted earnings (loss) per share (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), CompuCom’s malware incident related costs (if any), European Business liabilities release (if any), loss on extinguishment and modification of debt (if any), indemnification asset adjustments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(10)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(11)

Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), CompuCom’s malware incident related costs (if any), European Business liabilities release (if any), loss on extinguishment and modification of debt (if any), and indemnification asset adjustments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 26,	June 27,	June 26,	June 27,
Free cash flow	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$(11)	$(8)	$75	$180
Capital expenditures	(16)	(15)	(29)	(40)
Free cash flow	(27)	(23)	46	140
Adjustments for certain cash charges
Maximize B2B Restructuring Plan	11	3	16	3
Business Acceleration Program	3	13	4	23
Adjusted free cash flow	$(13)	$(7)	$66	$166

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q2	Q2	YTD
	2020	2021	2021
Retail Division:
Stores opened	—	—	—
Stores closed	35	55	63
Total retail stores (U.S.)	1,260	1,091	—
Total square footage (in millions)	28.0	24.0	—
Average square footage per store (in thousands)	22.2	22.1	—